UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) off The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2015

MODERN PVC INC.

(Exact name of registrant as specified in charter)

Nevada	333- 181606	99-0368969
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5635 N Scottsdale Rd Suite 170 Scottsdale, AZ	85250
(Address of principal executive offices)	(Zip Code)

 (480) 729-6235

Registrant’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item. 8.01 Other Events

Modern PVC, Inc., a development stage company, was formerly in the business of installation stretch ceiling and re-selling of stretch fabric membrane to wholesale customers and developing a dealer network to resell fabric membrane.

On December 1, 2014, Modern PVC, Inc. (MPVC) redefined its business model to operate as a vertically integrated, compressed natural gas marketing (CNG) and distribution company. MPVC’s business model removes the risk of upstream exploration or midstream intensive capital investment as the Company is able to provide the benefits of wholesale and retail gas sales with high margin value added products in additional to our CNG  product.

Subsequently thereto, after an analysis of the depressed energy market prices, the management of MPVC determined that it was in the best interests of the MPVC and its shareholders to again redefine its business model.  As a result, MPVC will be dedicated to providing Development, Growth and Expansion capital and financial consulting to clinical-stage and near revenue-producing healthcare companies.   MPVC will seek equity positions in such companies and will provide its expertise in focusing on managing financial and monetary affairs, analysis services and providing capital, development capital, private equity and investment funding to such companies.

To provide better public recognition of MPVC and its business enterprise, MPVC will be changing its name to Med Pro Venture Capital, Inc.  The change of name and other capital restructuring of MPVC has been approved by the Board of Directors of MPVC and ratified by a majority consent of its Shareholders and will be effective following regulatory approval.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MODERN PVC INC.

Date: February 2, 2015	By:	/s/ Craig Wiita
Craig Wiita, President

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